Exhibit 10.6

SECOND AMENDED AND RESTATED LICENSE AGREEMENT

Between: THE UNIVERSITY OF BRITISH COLUMBIA

and

BIRCHBIOMED INC.

Schedules

“A”	Description of “Technology”
“B”	Payment Report
“C”	UBC License Agreement Annual Report
“D”	Address for Notices & Payment Instructions
“E”	Patent Client and Billing Agreement

LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

(“UBC”)

AND:

BIRCHBIOMED INC., a corporation incorporated under the laws of British Columbia, with a registered office at 2900-550 Burrard St., Vancouver, BC V6C 0A3

(the “Licensee”)

WHEREAS:

A.	UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to:

(i)	“The use of FS-1 and FS-2 for the treatment of disease”, UBC file 10-078; and

(ii)	“A new cell therapy approach reverses the progression of autoimmune diseases such as Type I Diabetes”, UBC file 13-021 and “The use of cell therapy for the treatment of autoimmune Alopecia Areata”, UBC file 12-041;

which research was undertaken by Drs. Aziz Ghahary, Ruhangiz Kilani, Yunyuan Li, Reza Jalili, and Ryan Hartwell (the “Investigator(s)”) in the UBC Department of Surgery.

B.	It is UBC’s objective to exploit its technology for the public benefit, and in a manner consistent with its Global Access Principles, and status as a non-profit, tax exempt educational institution; and

C.	The Licensee and UBC have agreed to enter into this license on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0	DEFINITIONS

1.1 In this Agreement:

(a)	“Affiliated Company” or “Affiliated Companies” means two or more corporations if the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or 50% or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(b)	“Aggregate Consideration” is defined in Article 7.3;

(c)	“Agreement” means this license agreement;

(d)	“Annual License Fee” is defined in Article 8.1;

(e)	“Annual Report” means a report in the form referred to in Article 14;

(f)	“Asset Sale” is defined in Article 7.3(c);

(g)	“Compassionate Supplies” means the supply of Products at no or nominal cost for charitable humanitarian purposes or sales of Developing World Products at or below the Cost-Based Price;

(h)	“Confidential Information” means all information, regardless of its form:

(i)	disclosed by UBC to the Licensee and designated by UBC as confidential, whether orally or in writing, including without limitation all information and documents related to the Technology or any Improvements (including all derived analyses and conclusions) and the terms and conditions of this Agreement; or

(ii)	disclosed by the Licensee to UBC and which is clearly identified in writing as “Confidential”,

except that “Confidential Information” does not include information:

(iii)	possessed by the recipient (the “Recipient”) before receipt from the disclosing party (the “Discloser”), other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(iv)	published or available to the general public otherwise than through a breach of this Agreement;

(v)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or

(vi)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser’s information as evidenced by the Recipient’s business records;

(i)	“Cost-Based Price” or “Cost-Based Pricing” means, in respect of a particular Developing World Product, a price not exceeding that which fairly reflects the fully burdened costs of (i) the development (including regulatory activities) of the Developing World Product to the extent such development activities are conducted specifically to obtain regulatory approval in the Developing World, and (ii) the manufacture, distribution and sale of the Developing World Product for sale in the applicable country in the Developing World (including any royalties or other license fees payable as to such Product, including the royalties payable hereunder);

(j)	“Developing World” means those countries of the world that:

(i)	are defined from time to time as low income or lower middle income economies (excepting India) by the World Bank, and

(ii)	have a prevalence of fibroproliferative scarring in their population;

(k)	“Developing World Product(s)” means a Fibroproliferative Therapy Product that is formulated, developed and intended distribution in the Developing World;

(l)	“Dispute” is defined in Article 13.5;

(m)	“Drug Approval Application” means any marketing authorization application filed with the EMEA, as amended from time to time, which is necessary for approval to use, market, import, sell and offer for sale of Fibroproliferative Therapy Products or Immunomodulatory Therapy Products in the entire European Union or in any country of Europe, together with all subsequent submissions, supplements and amendments thereto.

(n)	“Effective Termination Date” means the date on which this Agreement is terminated under Article 20;

(o)	“EMEA” means the European Medicines Agency;

(p)	“Exit Event” is defined in Article 7.1;

(q)	“Exit Event Payment” is defined in Article 7.1;

(r)	“FDA” means the United States Food and Drug Administration;

(s)	“Fibroproliferative Therapy Field of Use” means any use of the Technology, Improvements or Products for the development of kynurenine and related compounds used to diagnose, cure, mitigate, treat or prevent keloids, hypertrophic scars, and other fibroproliferative disorders in humans, including the use for such purposes of any Product that is the subject of FDA approval, or the EMEA, Canadian or foreign equivalent;

(t)	“Fibroproliferative Therapy Product(s)” means any Products developed for use in the Fibroproliferative Therapy Field of Use, including any Product approved for such use by the FDA, EMEA or Canadian or foreign equivalent regulatory agency;

(u)	“Fibroproliferative Therapy Sublicensing Royalty” is defined in 5.1(a)(iii);

(v)	“First Use of the Technology” means the earlier of either:

(i)	the first use of the Technology or any Improvement in Human Clinical Trials; or

(ii)	the first sale of a Product,

in exchange for valuable consideration;

(w)	“Global Access Principles” means the commercialization of the Technology, Improvements and any Products in a manner that enables availability and accessibility to underprivileged patients at Cost-Based Pricing in countries in the Developing World, as described at www.uilo.ubc.ca/global.asp (as such site exists on the Start Date);

(x)	“Human Clinical Trials” is defined in Article 15.2.

(y)	“Immunomodulatory Therapy Field of Use” means any use of the Technology, Improvements or Products to diagnose, cure, mitigate, treat or prevent autoimmune disorders and disease in humans, or to treat transplanted tissue rejection in humans, including the use for such purposes of any Product that is the subject of FDA approval, or the EMEA, Canadian or foreign equivalent;

(z)	“Immunomodulatory Therapy Product(s)” means Products developed for use in the Immunomodulatory Therapy Field of Use, including any Product approved for such use by the FDA, EMEA, Canadian or foreign equivalent regulatory agency;

(aa)	“Improvements” means collectively:

(i)	UBC Improvements;

(ii)	Licensee Improvements; and

(iii)	Joint Improvements;

(bb)	“Immunomodulatory Therapy Sublicensing Royalty” is defined in 5.1(b)(ii);

(cc)	‘“Investigator(s)” is defined in Recital “A”;

(dd)	“Initial Public Offering” is defined in Article 7.3(b);

(ee)	“Joint Improvement(s)” means improvements, variations, updates, modifications, and enhancements which cannot be legally used or practiced without infringing the Patents or Technology licensed under this Agreement, made and/or acquired at any time after the Start Date jointly by:

(i)	the Investigators while employed at UBC; and

(ii)	the Licensee or any sublicensees of the Licensee

(ff)	“Licensee Improvement(s)” means improvements, variations, updates, modifications, and enhancements which cannot be legally used or practiced without infringing the Patents or Technology licensed under this Agreement, made and/or acquired at any time after the Start Date by the Licensee or any sublicensees of the Licensee;

(gg)	“Liquidation Event” is defined in Article 7.3(c);

(hh)	“Mediator” is defined in Article 13.6;

(ii)	“Merger” is defined in Article 7.3(c);

(jj)	“NDA” means any new drug application filed with the FDA pursuant to 21 U.S.C. Section 505(b)(1), as amended from time to time, which is necessary for approval to use, market, import, sell and offer for sale of Fibroproliferative Therapy Products or Immunomodulatory Therapy Products in the U.S., together with all subsequent submissions, supplements and amendments thereto. For the avoidance of doubt, NDA does not include a 510(k) premarket submission or petition for premarket approval (PMA).

(kk)	“Objectionable Material” is defined in Article 12.3;

(ll)	“Patents” means collectively the rights in and to any and all inventions which are disclosed in the Canadian, U.S., and foreign patents and patent applications identified in Schedule “A” and all:

(i)	counterparts, continuations, continuations-in-part, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii)	corresponding international patent applications;

(iii)	corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)	international and foreign counterpart patents,

resulting therefrom, all of which will be deemed added from time to time to Schedule “A”;

(b)	“Patent Management” is defined in Article 9.1.

(mm)	“Payment Report” means a report in the form referred to in Article 14 setting out in detail how the amount of Revenue and Sublicensing Revenue was determined;

(nn)	“Phase I Clinical Trial” means a Human Clinical Trial that would satisfy the requirements for a Phase 1 study as defined in U.S. FDA 21 C.F.R. 312.21(b) (or any U.S. successor legislation) or similar regulations in a country outside the U.S.;

(oo)	“Phase II Clinical Trial” means a Human Clinical Trial that would satisfy the requirements for a Phase 2 study as defined in U.S. FDA 21 C.F.R. 312.21(b) (or any U.S. successor legislation) or similar regulations in a country outside the U.S.;

(pp)	“Phase III Clinical Trial” means a Human Clinical Trial that would satisfy the requirements for a Phase 3 study as defined in U.S. FDA 21 C.F.R. 312.21(c) (or any U.S. successor legislation) or similar regulations in a country outside the U.S.;

(qq)	“Pre-Money Valuation” is defined in Article 7.3(d);

(rr)	“Product(s)” means goods or services manufactured or provided in connection with the use of all or some of the Technology and/or any Improvements, including without limitation the Immunomodulatory Therapy Products and the Fibroproliferative Therapy Products;

(ss)	“Revenue” means all revenues, receipts, money, and the fair market value of any shares or other securities, or other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee, or any sublicensees or sub-sublicensees from the development, marketing, manufacturing, sale, use or distribution of the Technology and any Improvements, and/or any Products, less direct sales taxes and customs duties applied on the sales of Products;

(tt)	“Royalty Due Dates” means the last day of March, June, September and December of each year during the Term;

(uu)	“Share Sale” is defined in Article 7.3(c);

(vv)	“Start Date” means June 10, 2015;

(ww)	“Sublicensing Revenue” means all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee under each agreement relating to sublicense of the Licensee’s rights in the Technology and any Improvements, and/or any Products whether by way of sublicense (including under a development agreement or otherwise). Without limiting the generality of the forgoing Sublicensing Revenue will include all:

(i)	milestone payments, royalties, license fees, option fees, and the fair market value of all consideration received in connection with any sublicense of the Licensee’s rights in the Technology and any Improvements, and/or any Products; and

(ii)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Licensee under a written research plan and agreement,

received by the Licensee from any sublicensee relating to the Licensee’s rights in the Technology, Improvements or any Products;

(xx)	“Technology” means the Patents and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, before the Start Date by the Investigator(s) while employed at UBC or by the Licensee relating to, and including, the technology described in Schedule “A”, as amended from time to time, including, without limitation all related research, data, specifications, instructions, manuals, papers or other related materials of any nature at all, whether written or otherwise, and UBC’s Confidential Information;

(yy)	“Term” is defined in Article 19.1;

(zz)	“Trailing Consideration” is defined in Article 7.3(e);

(aaa)	“UBC Improvement(s)” means improvements, variations, updates, modifications, and enhancements, that are disclosed to UBC’s University Industry Liaison Office that are unencumbered by any obligations of UBC to third parties, which cannot be legally used or practiced without infringing the Patents or Technology licensed under this Agreement, made and/or acquired at any time after the Start Date by UBC researchers while employed at UBC and the faculty members, employees or graduate students employed by UBC who are under the direct supervision of such UBC researchers, provided that UBC has been assigned all rights to same and provided further that such improvements, variations, updates, modifications, and enhancements are not made or acquired based on third party confidential information; and

(bbb)	“UBC Trade-marks” means any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device used by UBC in any manner at all.

2.0	PROPERTY RIGHTS IN & TO THE TECHNOLOGY

2.1 The Licensee acknowledges and agrees that, as between UBC and the Licensee, UBC owns all right, title and interest in and to the Technology and all Improvements.

2.2 The Licensee will, at the request of UBC, sign all documents as may be reasonably required to ensure that ownership of the Technology and any Improvements remain with UBC.

2.3 On the last working day of June of each year during the Term, the Licensee will give notice to UBC of the details of all Improvements which the Licensee and any sublicensees of the Licensee have developed and/or acquired during the previous 12 month period.

3.0	GRANT OF LICENSE

3.1 Subject to Article 3.5, UBC grants to the Licensee:

(a)	an exclusive worldwide license in the Fibroproliferative Therapy Field of Use to use and sublicense the Technology and any Improvements and to manufacture, have made, distribute, and sell Fibroproliferative Therapy Products on the terms and conditions set out in this Agreement; and

(b)	an exclusive worldwide license in the Immunomodulatory Therapy Field of Use to use and sublicense the Technology and any Improvements and to manufacture, have made, distribute, and sell Immunomodulatory Therapy Products on the terms and conditions set out in this Agreement;

3.2 The license granted under this Agreement is granted only to the Licensee and not to any Affiliated Companies of the Licensee.

3.3 The Licensee will not cross-license the Technology or any Improvements without the prior written consent of UBC, which consent shall not be unreasonably withheld or delayed and UBC’s cost of obtaining such consent shall be borne by UBC.

3.4 To the extent that Developing World Products are developed by the Licensee, the Licensee agrees to use commercially reasonable efforts to commercialize the Developing World Products in a manner consistent with the Global Access Principles.

3.5 The Licensee acknowledges and agrees:

(a)	UBC may use the Technology and the Improvements without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses, subject to UBC’s obligations set forth in Article 12.

(b)	in addition, if UBC reasonably determines that Licensee is not taking commercially reasonable steps toward making the Developing World Products available to the Developing World in a timely manner consistent with the Global Access Principles, UBC may give Licensee written notice which must set forth a detailed statement of the basis for such determination. If within 90 days of such UBC written notice (but subject to the following dispute resolution provisions if Licensee disagrees with UBC’s determination), Licensee does not commence taking commercially reasonable steps, then if UBC thereafter so elects (in writing to Licensee), the rights granted to the Licensee under this Agreement with respect to Developing World Products in the Developing World shall become non-exclusive to the extent needed for UBC to be able to use and sublicense the Technology and any Improvements solely for making, using and selling Developing World Products in the Developing World in a manner consistent with the Global Access Principles. Notwithstanding the foregoing, if Licensee disputes UBC’s assertion that the Licensee is not taking commercially reasonable steps toward making the Developing World Products available to the Developing World in a timely manner consistent with the Global Access Principles, such disagreement shall be resolved by a mediation under the provisions of Article 13.5 and 13.6, and if necessary Article 13.7, (with the disagreement being a “Dispute” to be resolved thereunder). If the result of the mediation under such Article 13.6 (and any judicial resolution under Article 13.7, if needed) is that Licensee has not been taking commercially reasonable steps, then Licensee has 90 days to commence taking such steps, or the above provisions under this Article 3.5(b) with respect to UBC’s rights in case such steps are not being taken shall then apply (and for clarity, the right of termination of the Agreement, as set forth in Articles 13.7 and 20.3 shall not apply in any event).

3.6 All rights and licenses granted under or pursuant to this Agreement by UBC are, and shall otherwise be deemed to be, for purposes of Section 32(6) of the Companies’ Creditors Arrangement Act (Canada) and Section 65.11(7) of the Bankruptcy and Insolvency Act (Canada), licenses of rights to use “intellectual property”. The parties agree that the Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise its rights to use the intellectual property under the Companies’ Creditors Arrangement Act and Bankruptcy and Insolvency Act (Canada). Licensee’s rights under this Article 3.6 shall only apply to the extent that Licensee is not in breach or default under the terms of this Agreement (either upon commencement of, or during, any such proceedings under the Companies’ Creditors Arrangement Act (Canada) or the Bankruptcy and Insolvency Act (Canada)), which breach or default is not cured by Licensee as provided for under this Agreement. Notwithstanding the foregoing, UBC reserves all rights to terminate this Agreement in accordance with Article 20 if Licensee breaches, fails to comply or is in default under this Agreement.

4.0	SUBLICENSING

4.1 The Licensee will not grant sublicenses of the Technology and/or any Improvements to Affiliated Companies of the Licensee or other third parties without the prior written consent of UBC, such consent not to be unreasonably withheld or delayed and UBC’s cost of obtaining such consent shall be borne by UBC. After obtaining UBC’s consent, the Licensee will provide UBC with a non-redacted signed copy of each sublicense granted within 30 days of such sublicense being signed by the Licensee and the sublicensee.

4.2 Any sublicense granted by the Licensee will be granted only to the sublicensee and cannot be assigned or further sub-sublicensed without the prior written consent of UBC, which consent shall not be unreasonably withheld or delayed and UBC’s cost of obtaining such consent shall be borne by UBC. All sublicenses must contain covenants by each sublicensee to observe and perform terms and conditions similar to those contained in this Agreement.

5.0	ROYALTIES

5.1 In consideration of the licenses granted under this Agreement, the Licensee will pay to UBC:

(a)	with respect to the Fibroproliferative Therapy Field of Use and Fibroproliferative Therapy Products:

(i)	a quarterly royalty (annualized for the purposes of calculating the royalty rate in accordance with the table set out below) on all Revenue received by the Licensee, sublicensees or sub-sublicensees from the sale or commercialization of non-topically administered Fibroproliferative Therapy Products according to the following table:

Annual Aggregate Non-Topical Fibroproliferative Therapy Products Revenue ($USD)	Royalty Rate
On the portion of annual aggregate Revenue ≤$250,000,000:	3.4125%
On the portion of annual aggregate Revenue >$250,000,000 but ≤$500,000,000	3.9%
On the portion of annual aggregate Revenue >$500,000,000 but ≤$750,000,000	4.3875%
On the portion of annual aggregate Revenue >1,000,000,000 but ≤$3,000,000,000	4.875%
On the portion of annual aggregate Revenue >$3,000,000,000	5.3625%

and

(ii)	a quarterly royalty (annualized for the purposes of calculating the royalty rate in accordance with the table set out below) on all Revenues received by the Licensee, sublicensees or sub-sublicensees from the sale or commercialization of topically administered Fibroproliferative Therapy Products according to the following table:

Annual Aggregate Topical Fibroproliferative Therapy Products Revenue ($USD)	Royalty Rate
On the portion of annual aggregate Revenue ≤$500,000,000:	7.8%
On the portion of annual aggregate Revenue >$500,000,000 but ≤$750,000,000	8.775%
On the portion of annual aggregate Revenue >$750,000,000 but ≤$3,000,000,000	11.2125%
On the portion of annual aggregate Revenue >$3,000,000,000	12.1875%

and

(iii)	in addition to the royalties payable under Article 5.1(a)(i) and (ii), a percentage of all Sublicensing Revenue pursuant to each sublicense agreement granted in the Fibroproliferative Therapy Field of Use or related to the Fibroproliferative Therapy Products (the “Fibroproliferative Therapy Sublicensing Royalty”) according to the following schedule:

Date of Execution of the Sublicense Agreement	Fibroproliferative Therapy Sublicensing Royalty Rate
Any sublicense executed before the start of a Phase II Clinical Trial (first patient, first visit):	63.375%
Any sublicense executed after the start of a Phase II Clinical Trial (first patient, first visit)	39%
Any sublicense executed after start of a Phase III Clinical Trial (first patient, first visit)	29.25%

(b)	With respect to the Immunomodulatory Therapy Field of Use and Immunomodulatory Therapy Products:

(i)	a quarterly royalty (annualized for the purposes of calculating the royalty rate in accordance with the table set out below) on all Revenue received by the Licensee, sublicensees or sub-sublicensees from the sale or commercialization of Immunomodulatory Therapy Products according to the following table:

Annual Aggregate Immunomodulatory Therapy Products Revenue ($USD)	Royalty Rate
On the portion of annual aggregate Revenue ≤$250,000,000:	2.5%
On the portion of annual aggregate Revenue >$250,000,000 but ≤$500,000,000	3.0%
On the portion of annual aggregate Revenue >$500,000,000 but ≤$750,000,000	3.5%
On the portion of annual aggregate Revenue >1,000,000,000 but ≤$3,000,000,000	4.0%
On the portion of annual aggregate Revenue >$3,000,000,000	4.5%

(ii)	in addition to the royalties payable under Article 5.1(b)(i), a percentage of all Sublicensing Revenue pursuant to each sublicense agreement granted in the Immunomodulatory Therapy Field of Use or related to the Immunomodulatory Therapy Products (the “Immunomodulatory Sublicensing Royalty”) according to the following schedule:

Date of Execution of the Sublicense Agreement	Immunomodulatory Therapy Sublicensing Royalty Rate
Any sublicense executed before a Phase I Clinical Trial is completed:	65%
Any sublicense executed after the Phase I Clinical Trial final data analysis is completed:	35%
Any sublicense executed after start a Phase II Clinical Trial final data analysis is completed:	25%
Any sublicense executed after Phase III Clinical Trial final data analysis is completed:	20%

5.2 The royalties set out in Article 5.1 are due and payable within 30 days of each respective Royalty Due Date and are to be calculated with respect to the Revenue and the Sublicensing Revenue received in the 3 month period immediately before the applicable Royalty Due Date.

5.3 All royalties paid by the Licensee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all. If the Licensee receives any Revenue or Sublicensing Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to UBC, at the rate of exchange set by the Bank of Montreal for buying Canadian dollars with such currency. The amount of Canadian dollars resulting from the conversion is to be included in Revenue or Sublicensing Revenue, as the case may be.

5.4 Products are deemed to have been sold by the Licensee and included in the Revenue when invoiced, delivered, shipped, or paid for, whichever is the first. The Licensee is deemed to receive Sublicensing Revenue when the consideration is received from the sublicensee.

5.5 Any transaction, disposition, or other dealing involving all or part of the Technology or any Improvements or Products, between the Licensee and another person that is not made at fair market value is deemed to have been made at fair market value (other than Compassionate Supplies), and the fair market value of the transaction, disposition, or other dealing will be added to and deemed part of the Revenue or the Sublicensing Revenue, as the case may be, and will be included in the calculation of royalties under this Agreement. Licensee shall use commercially reasonable efforts to collect all consideration due and payable from its sublicensees.

6.0	MILESTONE PAYMENTS

6.1 With respect to Fibroproliferative Therapy Products, the Licensee will pay to UBC:

(a)	milestone payments, to be paid by the Licensee as listed in the following table if the Licensee develops itself (i.e. not by way of a sublicense) a Fibroproliferative Therapy Product, provided that a patent application is filed and in good standing or a patent has issued covering a Fibroproliferative Therapy Product at the time that the milestone is achieved. If a milestone is achieved in the absence of a pending or issued claim covering a Fibroproliferative Therapy Product then such milestone payment due to UBC will be reduced by 80%. For clarity, the Licensee shall not be required to make payments under this Article 6.1(a) in respect of any of the following milestones if they are achieved solely by a sublicensee or sub-sublicensee under a sublicense agreement.

Milestone Event	Milestone Payment ($USD)
Clinical Trials
Submission of a Phase III Clinical Trial application for a Fibroproliferative Therapy Product:	$146,250.00
Enrollment of first patient in a Phase III Clinical Trial for a Fibroproliferative Therapy Product:	$487,500.00
For First Indication of a Fibroproliferative Therapy Product
Acceptance by the FDA of the filing of an NDA for the first indication of a Fibroproliferative Therapy Product:	$1,950,000.00
Acceptance by the EMEA of the filing of a Drug Approval Application for the first indication of a Fibroproliferative Therapy Product:	$1,950,000.00
FDA approval of an NDA for the first indication of a Fibroproliferative Therapy Product:	$8,287,500.00
EMEA approval of the Drug Approval Application for the first indication of a Fibroproliferative Therapy Product:	$3,412,500.00
For First Drug and Medical Device Combination Product
Approval by the FDA of the filing of NDA or PMA or 510k for a Fibroproliferative Therapy Product drug and medical device combination product:	$780,000.00
Approval by the EMEA of the filing of a Drug Approval Application or CE Mark for a Fibroproliferative Therapy Product drug and medical device combination product:	$487,500.00
For Up to One Additional Indication
Acceptance by the FDA of the filing of NDA for one additional indication of a Fibroproliferative Therapy Product:	$1,560,000.00
Acceptance by the EMEA of the filing of a Drug Approval Application for one additional indication of a Fibroproliferative Therapy Product:	$975,000.00
FDA approval of an NDA for one additional indication of a Fibroproliferative Therapy Product:	$5,460,000.00
EMEA approval of the Drug Approval Application for one additional indication or a Fibroproliferative Therapy Product:	$3,217,500.00

(b)	one-time sales threshold royalties to be paid by the Licensee as listed in the following table if the Licensee develops itself (i.e. not by way of a sublicense) a Fibroproliferative Therapy Product:

Sales Threshold (all indications combined) ($USD)	Sales Threshold Royalty
The first occurrence of annual aggregate Revenue from Fibroproliferative Therapy Products of $500,000,000 in a calendar year:	One-time royalty of 1.95% of the annual aggregate Fibroproliferative Therapy Products Revenue received in that calendar year;
The first occurrence of annual aggregate Revenue from Fibroproliferative Therapy Products of $1,000,000,000 in a calendar year:	One-time royalty of 1.95% of the annual aggregate Fibroproliferative Therapy Products Revenue received in that calendar year;
The first occurrence of annual aggregate Revenue from Fibroproliferative Therapy Products of $3,000,000,000 in a calendar year:	One-time royalty of 1.95% of the annual aggregate Fibroproliferative Therapy Products Revenue received in that calendar year

6.2 With respect to Immunomodulatory Therapy Products, the Licensee will pay to UBC:

(a)	milestone payments, to be paid by the Licensee as listed in the following table if the Licensee develops itself (i.e. not by way of a sublicense) an Immunomodulatory Therapy Product, provided that a patent application is filed and in good standing or a patent has issued covering an Immunomodulatory Therapy Product at the time that the milestone is achieved. If a milestone is achieved in the absence of a pending or issued claim covering an Immunomodulatory Therapy Product then such milestone payment due to UBC will be reduced by 80%. For clarity, the Licensee shall not be required to make payments under this Article 6.2(a) in respect of any of the following milestones if they are achieved solely by a sublicensee or sub-sublicensee under a sublicense agreement.

Milestone Event	Milestone Payment ($USD)
Clinical Trials
Enrollment of first patient in a Phase II Clinical Trial for an Immunomodulatory Therapy Product:	$50,000.00
Enrollment of first patient in a Phase III Clinical Trial for an Immunomodulatory Therapy Product:	$400,000.00
For First Indication of a Immunomodulatory Therapy Product
Acceptance by the FDA of the filing of an NDA for the first indication of an Immunomodulatory Therapy Product:	$750,000.00
Acceptance by the EMEA of the filing of a Drug Approval Application for the first indication of an Immunomodulatory Therapy Product:	$750,000.00
FDA approval of an NDA for the first indication of an Immunomodulatory Therapy Product:	$4,500,000.00
EMEA approval of the Drug Approval Application for the first indication of an Immunomodulatory Therapy Product:	$2,500,000.00
For Up to Two Additional Indications
Acceptance by the FDA of the filing of NDA for the additional indication of an Immunomodulatory Therapy Product:	$400,000.00
Acceptance by the EMEA of the filing of a Drug Approval Application for the additional indication of an Immunomodulatory Therapy Product:	$400,000.00
FDA approval of the NDA for an additional indication of an Immunomodulatory Therapy Product:	$2,250,000.00
EMEA approval of the Drug Approval Application for an additional indication or an Immunomodulatory Therapy Product:	$1,250,000.00

(b)	one-time sales threshold royalties to be paid by the Licensee as listed in the following table if the Licensee develops itself (i.e. not by way of a sublicense) an Immunomodulatory Therapy Product:

Sales Threshold (all indications combined) ($USD)	Sales Threshold Royalty
The first occurrence of annual aggregate Revenue from Immunomodulatory Therapy Products of $500,000,000 in a calendar year:	One-time royalty of 2.0% of the annual aggregate Immunomodulatory Therapy Products Revenue received in that calendar year;
The first occurrence of annual aggregate Revenue from Immunomodulatory Therapy Products of $1,000,000,000 in a calendar year:	One-time royalty of 2.0% of the annual aggregate Immunomodulatory Therapy Products Revenue received in that calendar year;
The first occurrence of annual aggregate Revenue from Immunomodulatory Therapy Products of $3,000,000,000 in a calendar year:	One-time royalty of 2.0% of the annual aggregate Immunomodulatory Therapy Products Revenue received in that calendar year

6.3 For clarity, under each of Articles 6.1(b) and 6.2(b), the annual aggregate Revenue that is taken into account in order to calculate the achievement of a sales threshold milestone cannot also be taken into account in order to calculate the achievement of additional ‘sales threshold milestone(s).

6.4 The milestone payments set out in Articles 6.1 and 6.2 are due and payable within 30 days of the achievement of each such milestone.

7.0	EXIT EVENT PAYMENT

7.1 In lieu of an initial license issue fee, the Licensee will pay to UBC a fee equal to 7.9% of either:

(a)	the Aggregate Consideration payable in connection with a Liquidation Event; or

(b)	the Pre-Money Valuation for an Initial Public Offering

(such event being defined as an “Exit Event” and the 7.9% fee payable to UBC being defined as the “Exit Event Payment”).

7.2 The Exit Event Payment shall be calculated and paid as set out below:

(a)	Time of Payment: Subject to Article 7.2(b)(iv), the Exit Event Payment will be paid immediately after the closing of the first to occur of either a Liquidation Event or Initial Public Offering. Subject to Article 7.2(b)(iv), in the case of the receipt of any Trailing Consideration after an Exit Event, the Exit Event Payment calculated with regards to such Trailing Consideration shall be payable within 30 days after the actual receipt of such Trailing Consideration by the Licensee or its security holders;

(b)	For a Liquidation Event: Subject to applicable law and the requirements of any applicable stock exchanges, the Exit Event Payment with regards to a Liquidation Event will be paid to UBC in the form of the proceeds payable to either Licensee or its security holders, whether in cash, securities or other property, and in the same proportion such form of consideration is payable to the Licensee or its security holders. Notwithstanding the foregoing, in the event the form of consideration includes securities, the following payment terms shall apply in relation to such securities:

(i)	the Licensee shall make a cash payment to UBC equal to the fair market value of one-half of the number of such securities in lieu of paying that portion of the Exit Event Payment to UBC with such securities;

(ii)	if such securities are of a type for which there is not an active public market or if such securities are not otherwise transferable to UBC, in addition to the payment made in Article 7.2(b)(i), the Licensee may, at Licensee’s option, make a cash payment to UBC equal to the fair market value of the remaining one-half of the number of such securities in lieu of paying to UBC that remaining one-half portion of the Exit Event Payment to UBC with such securities;

(iii)	the valuation of such securities shall be determined in accordance with Articles 7.3, 7.4 and 7.5 set forth below; and

(iv)	any cash payments made to UBC in lieu of securities under Articles 7.2(b)(i) and/or 7.2(b)(ii)shall be payable by Licensee to UBC within 60 days after the closing of the Liquidation Event (or in the case of cash payments in lieu of securities forming part of Trailing Consideration after an Exit Event, shall be payable within 60 days after the actual receipt of such securities forming part of the Trailing Consideration by the Licensee or its security holders).

(c)	For an Initial Public Offering: The Exit Event Payment with regards to an Initial Public Offering will be paid to UBC in the form of cash.

7.3 For purpose of this Article 7:

(a)	“Aggregate Consideration” means the amount equal to:

(i)	in the case of an Asset Sale, the sum of:

(A)	all cash, and the fair market value of all securities or other property transferred to the Licensee or its security holders at the time of the transaction, less all current and long-term liabilities (but not contingent liabilities) of the Licensee that are not discharged or assumed by the buyer (or its affiliates) in connection with the Asset Sale; and

(B)	all cash, and the fair market value of all securities and other property for Trailing Consideration payable to the Licensee or its security holders, when and if, actually paid;

(ii)	in the case of a Merger or Share Sale, the sum of:

(A)	all cash, and the fair market value of all securities and other property transferred to the security holders of the Licensee in return for their securities in the Licensee at the time of the transaction; and

(B)	all cash, and the fair market value of all securities and other property transferred to the security holders of the Licensee for Trailing Consideration payable to the holders of Licensee’s securities, when and if actually paid.

(b)	“Initial Public Offering” means the first sale of the Licensee’s common shares in a firm commitment underwritten public offering registered under the US Securities Act of 1933, or the equivalent securities regulations of other jurisdictions;

(c)	“Liquidation Event” means:

(i)	a merger, share exchange or other reorganization (“Merger”); or

(ii)	the sale by one or more shareholders of a majority of the voting power of the Licensee (“Share Sale”); or

(iii)	a sale of all or substantially all of the assets of the Licensee, or the sale of the part of the Licensee’s business that exercises all of the rights under this Agreement (“Asset Sale”);

in which for (i), (ii), and (iii) above, the shareholders of the Licensee prior to such transaction do not own a majority share of the voting power of the acquiring, surviving or successor entity, as the case may be. Notwithstanding the foregoing, a Liquidation Event shall not include a bona fide financing transaction in which voting control of the Licensee transfers to one or more persons or entities who acquire shares of the Licensee from the Licensee in exchange for either an investment in Licensee or the cancellation of indebtedness owed by Licensee, or a combination thereof;

(d)	“Pre-Money Valuation” means the amount equal to the product of:

(i)	the price per share of common shares sold in the Initial Public Offering and

(ii)	the total number of outstanding common shares of Licensee immediately prior to the closing of the Initial Public Offering, determined on a fully diluted basis, as converted into common shares, giving effect to any share split, share dividend, share combination, recapitalization or similar action impacting Licensee’s capitalization that occurs, or is deemed to occur, upon consummation of the Initial Public Offering;

(e)	“Trailing Consideration” means any payments due for any deferred or contingent consideration payable to Licensee or its security holders including, without limitation, any post-closing milestone payment, escrow or holdback of consideration.

7.4 The valuation of any securities or other property for the purposes of this Article 7 shall be determined by reference to the operative transaction agreement for a respective Merger, Share Sale or Asset Sale, provided that, if no such valuation is readily determinable from such operative transaction agreement, then for securities for which there is an active public market;

(a)	if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-days period ending three days prior to be closing of such transaction; or

(b)	if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction;

7.5 For the purposes of this Article 7, the valuation of securities subject to investment letters or other similar restrictions on free marketability, or for which there is no active public market, shall be the fair market value thereof as either:

(a)	determined in good faith by the Board of Directors of Licensee and approved by UBC, such approval not to be unreasonably withheld; or

(b)	determined at the election of UBC by a third party appraiser appointed by UBC and paid for by UBC.

8.0	ANNUAL LICENSE FEE

8.1 The Licensee will pay an annual license fee as set forth below (hereinafter, the “Annual License Fee”):

(a)	From the Start Date to the fourth anniversary of the Start Date, no Annual License Fees are due under this Agreement.

(b)	For the year 4 payments of this Agreement, the Licensee will pay an Annual License Fee of $49,375 USD divided into three installments, the first installment of $16,459 USD due and payable on or before December 31, 2019, and the second and third installments of $16,458 USD each, due and payable on or before March 31, 2020 and September 9, 2020, respectively.

(c)	Starting on the fifth anniversary of the Start Date, Licensee will pay an Annual License Fee according to the following schedule:

Anniversary of Start Date	Annual License Fee ($USD)
Years 5 to 6	$49,375
Years 7 to end of Term	$79,000

Annual License Fee due under this Article 8.1(c) shall be divided into quarterly installments, the first quarterly installment due on December 9th, and paid quarterly for years 5, 6 and 7 and Annual License Fees due thereafter shall be paid annually on December 9th of that year.

8.2 The Annual License Fee will not be refunded to the Licensee (in whole or in part) under any circumstances.

9.0	PATENTS

9.1 UBC will own all Patents. Subject to UBC’s approval, the Licensee will, after the execution of Schedule “E” by the appropriate parties, be responsible for preparing, filing, prosecuting and maintaining the Patents in UBC’s name, and will endeavour to obtain Patents as deemed necessary by the Licensee, acting reasonably, to protect the Technology and any Improvements and to claim as broadly as possible the inventions described in such Patents (“Patent Management”). The Licensee will provide to UBC all material information and documents received, prepared or filed in connection with the Patents, and will notify and obtain UBC’s approval (such approval not to be unreasonably withheld or delayed and UBC’s cost of obtaining such approval shall be borne by UBC) before taking any substantive actions related to the Patent Management. The Licensee agrees to consider all comments and changes required by UBC and the Licensee will not:

(a)	limit the scope of, or abandon any claim within, or otherwise allow to lapse, any Patent; or

(b)	fail to maintain any Patent;

in any country, without obtaining UBC’s prior written approval (which approval shall not be unreasonably withheld or delayed and UBC’s cost of obtaining such approval shall be borne by UBC). If the Licensee intends to abandon, allow to lapse, or not continue the Patent Management of a Patent in any country, then the Licensee will not less than 60 days before any required action relating to such Patent notify UBC and UBC will then have the right, at its option, to assume the Patent Management of such Patent, in which case such Patent will be excluded from the Patents licensed under this Agreement.

9.2 To assist the Licensee with the Patent Management, UBC will at the reasonable request of the Licensee, cooperate with the Licensee, including provision of required information, and will execute and deliver documents and do such other reasonable acts as the Licensee may request. The Licensee will reimburse UBC for all reasonable external costs incurred in complying with such requests. If there is any dispute between UBC and the Licensee relating to any decision in connection with the Patent Management of a Patent, then UBC will have the right, at its option, to assume the Patent Management of such Patent, in which case such Patent will be excluded from the Patents licensed under this Agreement.

9.3 Before the one-year anniversary of the Start Date, the Licensee will reimburse UBC for the balance of all costs accrued before the Start Date regarding any patents or patent applications relating to the Technology and any Improvements licensed under this Agreement up to a maximum of CDN $23,576.30.

9.4 After execution of this Agreement, within 30 days of the date of any UBC invoice, the Licensee will reimburse UBC for all Patent expenses incurred by UBC after the Start Date in relation to Patents for which the Licensee is assuming Patent Management, but before the Licensee has assumed the Patent Management The Patent costs will not be refunded to the Licensee (in whole or in part) under any circumstances.

9.5 The Licensee will not contest the validity or scope of any Patents licensed under this Agreement.

9.6 The Licensee will ensure proper patent marking for all uses of the Technology and any Improvements licensed under this Agreement and will clearly mark the appropriate Patent numbers on any Products made using the Technology and any Improvements.

9.7 Within 60 days of the development or acquisition of an Improvement, UBC will provide the Licensee with notice of the details of such Improvement.

10.0	DISCLAIMER OF WARRANTY

10.1 UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology or any Improvements or the Products. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements or the Products:

(a)	correspond with a particular description;

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee or other third parties suffer arising from any defect, error or fault of the Technology or any Improvements or Products, or their failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology, any Improvements or Products.

10.2 Nothing in this Agreement:

(a)	constitutes a warranty or representation by UBC as to title to the Technology or any Improvements or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(b)	constitutes an express or implied warranty or representation by UBC that the Licensee has, or will have the freedom to operate or practice the Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products; or

(c)	imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

10.3 Notwithstanding Article 10.2, if there is an alleged infringement of the Technology or any Improvements or any right with respect to the Technology or any Improvements, the Licensee may, pursue litigation designed to enjoin infringers of the Technology or any Improvements, provided that the Licensee (i) notifies UBC in advance of pursuing any such litigation and (ii) obtains UBC’s prior consent before naming UBC as a party to any such litigation. Subject to the foregoing, UBC agrees to reasonably co-operate to the extent of signing all necessary documents and to vest in the Licensee the right to start the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee. All amounts recovered by the Licensee as the result of such litigation will accrue to the benefit of the Licensee, provided that such amounts awarded as compensation for lost sales revenue will be included in the Licensee’s Sublicensing Revenue (after deduction of the Licensee’s costs and expenses of litigation) and subject to payment of a royalty to UBC in accordance with Article 5.

10.4 If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee regarding the use of the Technology or any Improvements or the development, manufacture, use or sale of the Products, the following procedure will be adopted:

(a)	the Licensee will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee;

(b)	except as provided in Article 10.4(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee or any sublicensee of the Licensee, as the case may be;

(c)	no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, UBC; and

(d)	UBC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional reasonable expenses generated by such participation will be paid by UBC (subject to the possibility of recovery of some or all of such additional reasonable expenses from the complainant).

11.0	INDEMNITY & LIMITATION OF LIABILITY

11.1 The Licensee indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all third party claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology or any Improvements or Products licensed under this Agreement by the Licensee or its sublicensees or their customers or end-users.

11.2 UBC’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement is limited to $10,000.

11.3 THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE INDEMNITY PROVIDED TO UBC BY THE LICENSEE IN ARTICLE 11.1, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES OR OTHER SIMILAR OR LIKE DAMAGES (INCLUDING LOSS OF PROFITS) UNDER THIS AGREEMENT EVEN IF SUCH PARTY OR AFFILIATE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.4 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 11 will survive and continue to bind the Licensee and its successors and permitted assigns.

12.0	PUBLICATION & CONFIDENTIALITY

12.1 Each party will keep and use the other party’s Confidential Information in confidence and will not, without the other party’s prior written consent, disclose the other party’s Confidential Information to any person or entity, except to the party’s directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations under this Agreement. The Licensee will maintain an appropriate internal program limiting the distribution of UBC’s Confidential Information to only those officers, employees and professional advisors who require such Confidential Information in performing the Licensee’s obligations under this Agreement and who have signed appropriate non-disclosure agreements.

12.2 Any party required by judicial or administrative process to disclose the other party’s Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

12.3 UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology and any Improvements, provided that with respect to the Confidential Information only, the Licensee is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date and does not, within 30 days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the “Objectionable Material”). On receiving notice from the Licensee that any proposed disclosure contains Objectionable Material, UBC and the Licensee agree to work together to revise the proposed disclosure to remove or alter the Objectionable Material in a manner acceptable to both the Licensee and UBC, in which case the Licensee will withdraw its objection. UBC is not restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. Any Objectionable Material will not be disclosed for 6 months from the date UBC delivered the proposed disclosure to the Licensee. The Licensee may request a further 6 month period of non-disclosure if reasonable cause can be shown (e.g. the planned filing of a patent application). After expiry of the initial 6-month period and any additional 6-month period granted by UBC, UBC is free to present and/or publish the proposed disclosure whether or not it contains Objectionable Material.

12.4 The Licensee requires of UBC, and to the extent permitted by law UBC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties, as the Licensee claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective sublicensees. Notwithstanding anything contained in Article 12, the Licensee acknowledges and agrees that UBC may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology and any Improvements, and that UBC may also disclose to the inventors the amount of all payments made to UBC by the Licensee under this Agreement, the manner or method by which such payments were calculated and all Payment Reports delivered to UBC by the Licensee in connection with such payments.

12.5 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 12 survive and continue to bind the parties, their successors and permitted assigns.

13.0	PRODUCTION & MARKETING

13.1 The Licensee will not use the UBC Trade-marks without the prior written consent of UBC. Subject to complying with Article 12, the Licensee may issue a press release disclosing that the Licensee has entered into this Agreement with UBC.

13.2 The Licensee represents and warrants to UBC that it has the infrastructure, expertise and resources to:

(a)	develop and commercialize the Technology and any Improvements;

(b)	track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee;

(c)	monitor patent infringement regarding any patent relating to the Technology and any Improvements licensed under this Agreement; and

(d)	handle the Technology and any Improvements with care and without danger to the Licensee, its employees, agents, or the public.

13.3 The Licensee represents and warrants to UBC that it will, throughout the Term:

(a)	allocate to the development and commercialization of the Technology and any Improvements at least the same degree of diligence, expertise, infrastructure, and resources as the Licensee is allocating to the most favoured technology developed and marketed by the Licensee, and

(b)	use reasonable efforts to,

(i)	to develop the Products through regulatory approval; and

(ii)	to promote, market and sell the Products and exploit the Technology and any Improvements and to meet or cause to be met the market demand for the Products and the potential use of the Technology and any Improvements.

13.4 The Licensee will:

(a)	complete a business plan within 6 months of the Start Date. The business plan will be prepared in accordance with generally accepted business practices and will be updated from time to time, but in no event less than once every calendar year. Copies of all updates of the business plan will be provided to UBC in a timely manner;

(b)	establish and maintain at all times a bona fide Board of Directors;

(c)	use reasonable efforts to commence a Phase I Clinical Trial of a Immunomodulatory Therapy Product in any indication within ‘8 years of the Start Date Reasonable efforts under this Article 13.4(c) shall include spending a minimum of $300,0000 USD each year, starting in year 6, that is specific to the development of an Immunomodulatory Therapy Product. This performance requirement will be deemed to have been met if achieved by the Licensee or any sublicensee.

13.5 If UBC reasonably believes that the Licensee is in breach of Article 3.5(b), 13.1, 13.3, 13.4, 14, 15.1 or 15.4 UBC may give notice to the Licensee under Article 20.3. Within 30 days of receiving UBC’s notice, the Licensee shall provide notice to UBC of its election to:

(a)	proceed with remedying the breach in accordance with Article 20.3, or

(b)	dispute the breach (“Dispute”) and refer the Dispute to mediation in accordance with Article 13.6; or

(c)	accept the breach.

If the Licensee elects to proceed with remedying a purported breach and it is not remedied to the reasonable satisfaction of UBC within the time periods provided in Article 20.3, then the matter shall be deemed a Dispute and referred to mediation in accordance with Article 13.6. If the Licensee fails to make an election in accordance with this Article 13.5, then the Licensee will be deemed to have disputed the breach and Dispute shall be referred to mediation in accordance with Article 13.6.

13.6 If a Dispute is referred to mediation, UBC and Licensee will discuss in good faith and agree to appoint a neutral, independent mediator with experience in mediating disputes in the area of biotechnology or pharmaceutical licenses (the “Mediator”) within 30 days of the date of referral. On appointment of Mediator the following rules and procedures will govern the conduct of the parties and the Mediator before and during the mediation of a Dispute:

(a)	within 15 days of the appointment of the Mediator, each party will provide to the Mediator and to the other party a written summary of its position and copies of all documents on which it intends to rely. On receiving a party’s summary and documents, the other party has 15 days to submit to such party and the Mediator a summary of the such party’s rebuttal position in response to the other party’s position and documents, along with the documents on it intends to rely for such rebuttal;

(b)	after each of the Licensee and UBC has provided its summary and documents under Article 13.6(a), but not more than 60 days from the appointment of the Mediator, the parties agree to meet in the presence of the Mediator with a view to resolving the Dispute. The role of the Mediator will be to assist in negotiating a resolution of a Dispute and will not make a binding decision without the parties’ prior written agreement;

(c)	the mediation of a Dispute may be terminated by either party, by giving notice to the other party:

(i)	if the other party fails to comply with its obligations under Article 13.6; or

(ii)	if the parties cannot agree on a resolution of the Dispute within 60 days from the appointment of the Mediator;

(d)	any information or documents disclosed by either party under this Article must be kept confidential and must not and shall not be used for any purpose except to attempt to resolve the Dispute; and

(e)	each party must bear its own costs of complying with Article 13.6 and the parties must bear equally the costs of any Mediator engaged.

13.7 If the parties cannot agree on the resolution of the Dispute within 60 days from the appointment of the Mediator, or if the mediation of the Dispute has been terminated under Article 13.6(c), then either party will have the right to seek judicial resolution of the Dispute, under Article 17.1. If the result of such judicial action is a determination that Licensee breached its obligations under Article 3.5(b), 13.3 or 13.4, then Licensee shall have 30 days to cure such breach, and if Licensee fails to cure the breach within such 30 day period then UBC may terminate this Agreement.

14.0	ACCOUNTING RECORDS & REPORTS

14.1 The Licensee will maintain at its principal place of business, or another place as may be most convenient, separate accounts and records of all Revenue, sublicenses and Sublicensing Revenues and all business done in connection with the Technology or any Improvements or Products. The accounts and records will be in sufficient detail to enable proper returns to be made under this Agreement and the Licensee will cause its sublicensees to keep similar accounts and records.

14.2 The Licensee will complete and deliver to UBC:

(a)	within 30 days of each and every Royalty Due Date, a completed Payment Report in the form attached as Schedule “B”, (or an amended form as required by UBC from time to time) together with the royalty payable under this Agreement. A separate Payment Report will be prepared and delivered for each sublicense and with respect to the Fibroproliferative Therapy Field (and Fibroproliferative Therapy Products) and the Immunomodulatory Therapy Field of Use (and the Immunomodulatory Therapy Products), including an accounting statement setting out in detail how the amount of Sublicensing Revenue was determined and identifying each sublicensee and the location of the business of each sublicensee. The first Payment Report will be submitted within 30 days of the first Royalty Due Date after the receipt of the first Revenue or Sublicensing Revenue, and thereafter a Payment Report will be delivered every 3 months regardless of whether any Revenue or Sublicensing Revenue was received in the preceding period; and

(b)	on or before March 1 of each year during the Term, starting on March 1, 2016, an Annual Report with respect to each of the Fibroproliferative Therapy Field (and Fibroproliferative Therapy Products) and the Immunomodulatory Therapy Field of Use (and the Immunomodulatory Therapy Products), in the form attached as Schedule “C” (or an amended form as required by UBC from time to time).

14.3 The calculation of royalties will be carried out in accordance with the generally accepted accounting principles adopted by the Licensee for purposes of preparing and presenting its financial statements, applied on a consistent basis.

14.4 The Licensee will retain the accounts and records referred to in Article 14.1 for at least 6 years from when they were made and will permit any duly authorized representative of UBC to inspect, at UBC’s expense, the accounts and records during the Licensee’s normal business hours. The Licensee will provide to the representative all reasonable evidence necessary to verify the accounts and records and will allow copies to be made of the accounts, records and agreements. If an inspection of the Licensee’s records by UBC shows an under-reporting or underpayment by the Licensee of any amount to UBC, by more than 5% for any 12 month period, then the Licensee will reimburse UBC for the cost of the inspection as well as pay to UBC any amount found due (including any interest calculated in accordance with Article 21.7) within 30 days of notice by UBC to the Licensee.

14.5 UBC will use reasonable efforts to ensure that all information provided to UBC or its representatives under this Article 14 remains confidential and is treated as confidential by UBC.

15.0	INSURANCE

15.1 During the Term (and for a period which is the longer of either 3 years after the end of the Term, or 3 years after the last Product is sold) the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

15.2 Notwithstanding Article 15.1, one month before the earlier of the start of any Product testing involving human subjects after the Start Date (“Human Clinical Trials”); or the First Use of the Technology or any Improvement, the Licensee will give notice to UBC of the terms and amount of the product liability, clinical trials, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

(a)	be placed with a reputable and financially secure insurance carrier;

(b)	include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds;

(c)	provide coverage regarding all activities under this Agreement;

(d)	include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and

(e)	provide that the policy cannot be cancelled or materially altered except on at least 30 days’ prior notice to UBC.

15.3 UBC may from time to time require reasonable amendments to the terms or the amount of coverage contained in the Licensee’s insurance policy. The Licensee will provide to UBC for its approval certificates of insurance evidencing the coverage 7 days before the earlier of any Human Clinical Trials or the First Use of the Technology. The Licensee will not:

(a)	start any Human Clinical Trials,

(b)	allow the First Use of the Technology or any Improvement to occur; or

(c)	sell any Product or allow any third party to use the Technology or any Improvement,

at any time unless an insurance certificate is provided to and approved by UBC, and the insurance outlined in Article 15.2 is in effect.

15.4 The Licensee will also require each sublicensee to procure and maintain:

(a)	public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b)	in any event, one month before the earlier of any Human Clinical Trials or the First Use of the Technology or any Improvement by the sublicensee, product liability, clinical trials, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

The Licensee will ensure that all sublicensees’ policies of insurance include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds.

16.0	ASSIGNMENT

16.1 Subject to Article 16.2, the Licensee will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC.

16.2 The Licensee may assign this Agreement as part of a sale, transfer or merger of the Licensee’s entire business (or that part of Licensee’s business that exercises the rights granted under this Agreement), provided that before any such assignment, the following conditions must be met:

(a)	the Licensee must give UBC 30 days prior written notice of the assignment, including the intended assignee’s name and contact information;

(b)	the assignee must have the financial and technical ability to assume the obligations under this Agreement, and the assignee (and its principals) must be of good and reputable character in the opinion of UBC, acting reasonably; and

(c)	the assignee must agree in writing with UBC to be bound by this Agreement.

If the Licensee makes such an assignment, UBC will release and discharge the Licensee from all obligations or covenants (other than accrued liabilities to UBC as of the date of the assignment), provided that the assignee signs a written agreement which provides that the assignee assumes all obligations or covenants the Licensee and that UBC retains all rights granted to UBC under this Agreement.

16.3 UBC will have the right to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC. If UBC makes such an assignment, the Licensee will release and discharge UBC from all obligations or covenants, provided that the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that the Licensee retains all rights granted to the Licensee under this Agreement.

17.0	GOVERNING LAW

17.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

18.0	NOTICES

18.1 All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)	in writing; and

(b)	either by personal delivery or by registered or certified mail at the address for the receiving party set out in Article 18.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 18.1 is deemed to have been received at the end of the fifth day after it is posted.

18.2 The address for delivery of notices and instructions for making payments to UBC are set out in the attached Schedule “D”. The address for delivery of notices to the Licensee is set out below:

BirchBiomed Inc.

2900-550 Burrard St.

Vancouver, BC

V6C 0A3

Telephone:	1-778-989-5104
Fax:	1-604-631-3232

19.0	TERM

19.1 The term (the “Term”) of this Agreement starts on the Start Date and ends on:

(a)	the day that is exactly 20 years later; or

(b)	2 years after the expiry of the last patent licensed under this Agreement,

whichever is last to occur, unless terminated earlier under Article 20.

20.0	TERMINATION OF AGREEMENT

20.1 This Agreement automatically and immediately terminates without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by the Licensee or commenced against the Licensee that is not contested by the Licensee or is dismissed within 60 days of commencement.

20.2 UBC may, at its option, immediately terminate this Agreement by giving notice to the Licensee if one or more of the following occurs:

(a)	the Licensee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, or threatening to cease carrying on business;

(b)	any execution or other process of any court becomes enforceable against the Licensee, or if any similar process is levied on the rights under this Agreement or on any money due to UBC and is not released or satisfied by the Licensee within 30 days from the process becoming enforceable or being levied;

(c)	if the Licensee or any of its directors or officers have breached or otherwise failed to comply with any applicable securities laws, regulations or requirements which UBC deems in its sole discretion to be material;

(d)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

(e)	the Technology or any Improvements becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee;

(f)	if the Licensee breaches any of Articles 4.1, 13.1 or 15; and

(g)	if any sublicensee of the Licensee is in breach of its sublicense with the Licensee and the Licensee does not cause the sublicensee to cure the breach within 30 days of receipt of notice from UBC (termination by the Licensee of the sublicense granted to any such sublicensee shall be deemed to be cure of said breach, provided that following any such termination the Licensee will enforce the post termination clauses of any such terminated sublicense).

20.3 Other than as set out in Articles 20.1 and 20.2, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

(a)	30 days’ notice in the case of any breach which can reasonably be remedied within 30 days of the delivery of such notice; or

(b)	if the breach cannot be remedied within 30 days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner.

20.4 Subject to the requirements of the Companies’ Creditors Arrangement Act (Canada) and Section 65.11(7) of the Bankruptcy and Insolvency Act (Canada), as applicable, if this Agreement is terminated under Article 20.1 to 20.3, the Licensee will make all outstanding payments to UBC under Articles 5, 6, 7, 8, and 9 and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within 5 days of the Effective Termination Date, the Licensee will deliver to UBC all Technology and any Improvements in its possession or control and has no further right of any nature at all in the Technology or any Improvements, subject to the Licensee’s rights to sell-through any inventory of Products pursuant to Article 20.5. If the Licensee has not delivered up the Technology and any Improvements within 5 days from the Effective Termination Date, UBC may immediately and without notice enter the Licensee’s premises and take possession of the Technology and any Improvements. The Licensee will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against the Licensee under this Article 20.4, including without limitation UBC’s legal fees and disbursements on an indemnity basis.

20.5 The Licensee and all sublicensees will cease to use the Technology or any Improvements in any manner at all or to manufacture or sell the Products within 5 days from the Effective Termination Date, subject to the Licensee’s rights to sell-through any inventory of Products pursuant to this Article 20.5. The Licensee will then deliver to UBC an accounting within 30 days from the Effective Termination Date. The accounting will specify, in or on such terms as UBC may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. UBC will instruct that the unsold Products be stored, destroyed or sold under its direction, provided this Agreement was terminated under Article 20.2 or 18.3. Without limitation, if this Agreement is terminated under Article 20.1, no Products will be sold without the prior written consent of UBC. The Licensee will continue to make payments to UBC in the same manner specified in Articles 5, 6, 7 and 8 on all Products that are sold in accordance with this Article 20.5, notwithstanding anything contained in, or any exercise of rights by UBC, under Article 20.4.

20.6 Notwithstanding the termination or expiration of this Agreement, Article 14 remains in full force and effect until 6 years after:

(a)	all payments of royalty required to be made by the Licensee to UBC under this Agreement have been made by the Licensee to UBC; and

(b)	any other claim or claims of any nature or kind at all of UBC against the Licensee has been settled.

21.0	MISCELLANEOUS COVENANTS OF LICENSEE

21.1 The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of British Columbia and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

21.2 The Licensee will comply in all material respects with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Technology and any Improvements and this Agreement.

21.3 The Licensee acknowledges and agrees that UBC will own the results of any testing, evaluation, analysis or use of the Technology and any Improvements conducted by, or for, the Licensee or any sublicensee during the Term, including any data, test results, specifications, papers or other materials prepared in connection with such testing, evaluation, analysis or use, and that such data will be returned to UBC on any expiry or termination of this Agreement.

21.4 The Licensee will pay all reasonable legal expenses and costs incurred by UBC in negotiating and drafting this Agreement to a maximum of $10,000 CDN, to be paid by the Licensee:

(a)	within 6 months of the Start Date if invoiced by UBC within the first 5 months from the Start Date; or

(b)	within 30 days from the date of being invoiced by UBC, if invoiced by UBC more than 5 months from the Start Date.

21.5 The Licensee will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement (other than income taxes of any entity other than the Licensee), including without limitation tax which the Licensee is required to withhold or deduct from payments to UBC. The Licensee will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee will pay the tax to UBC on demand.

21.6 The obligation of the Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against UBC, or anyone else for any reason at all.

21.7 The Licensee will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date, at the rate of 12.68% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

22.0	MANAGEMENT OF CONFLICTS OF INTEREST

22.1 The Licensee acknowledges that it is aware of UBC’s Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (www.universitycounsel.ubc.ca/policies/policies.html), and that UBC may amend these policies or introduce new policies from time to time.

22.2 Subject to Article 22.3 the Licensee and UBC agree, that:

(a)	the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff, and in particular, independently of and from the Investigator(s) and the laboratory facilities made available to the Investigator(s) by reason of the Investigator(s)’ employment at UBC;

(b)	no students, post-doctoral fellows or other UBC staff will participate or be involved in the Licensee’s research, projects or utilize its facilities; and

(c)	any disclosures of inventions made by the Investigator(s) to the Licensee will be immediately forwarded by the Licensee to UBC.

22.3 The Licensee and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 22.2.

23.0	GENERAL

23.1 The Licensee will permit UBC, during normal business hours, to enter any premises of the Licensee for the purpose of ascertaining whether or not this Agreement has been, is being, or will be complied with by the Licensee.

23.2 Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

23.3 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

23.4 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term , or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

23.5 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

23.6 All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason.

23.7 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

23.8 The Licensee acknowledges that the law firm of Richards Buell Sutton LLP has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

23.9 This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

23.10 Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

SIGNED BY THE PARTIES AS AN AGREEMENT on the 10th day of September, 2020 but effective as of the Start Date.

SIGNED FOR AND ON BEHALF of THE UNIVERSITY OF BRITISH COLUMBIA by its authorized signatories:

/s/ Brett Sharp
Authorized Signatory

Brett Sharp, Associate Director UILO
Please print Name and Title of Signatory

SIGNED FOR AND ON BEHALF of BIRCHBIOMED INC. by its authorized signatories:

/s/ Mark Miller
Authorized Signatory

Mark S. Miller, Chairman and CEO
Please print Name and Title of Signatory

/s/ Susan Elliott
Authorized Signatory

Susan M. Elliott, Director & CMO
Please print Name and Title of Signatory

SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

UBC File	Title	Patent	Serial No.	Priority date
10-078	The use of FS-1 and FS-2 for the treatment of disease	Anti-Fibrogenic Compounds and Methods	PCT/CA2014/000484 and family	Sept 3, 2013
13-021	A new cell therapy approach reverses the progression of auto-immune diseases such as type I diabetes	A COMBINATION OF KYNURENINE AND ANTIGEN PRESENTING CELLS (APC) AS THERAPEUTICS AND METHODS FOR THEIR USE IN IMMUNE MODULATION	US Prov. 62/055,823 and family	Sept 26, 2014
12-041	The use of cell therapy for treatment of autoimmune Alopecia Areata	Therapeutics and Methods for Their Use in the Treatment and Prevention of Alopecia Areata	US Prov. 62/087,156 and family	Dec 3, 2014

Appendix “1”

List of Patents

UBC File	Title	Patent	Serial No.	Priority date
10-078	The use of FS-1 and FS-2 for the treatment of disease	Anti-Fibrogenic Compounds and Methods	PCT/CA2014/000484 and family	Sept 3, 2013
13-021	A new cell therapy approach reverses the progression of auto-immune diseases such as type I diabetes	A COMBINATION OF KYNURENINE AND ANTIGEN PRESENTING CELLS (APC) AS THERAPEUTICS AND METHODS FOR THEIR USE IN IMMUNE MODULATION	US Prov. 62/055,823 and family	Sept 26, 2014
12-041	The use of cell therapy for treatment of autoimmune Alopecia Areata	Therapeutics and Methods for Their Use in the Treatment and Prevention of Alopecia Areata	US Prov. 62/087,156 and family	Dec 3, 2014

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